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                                                                    EXHIBIT 23.1

                        INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 1 to Registration Statement No. 33-55185 of 2,400,000 Common Units related to limited partner interests in Ferrellgas Partners, L.P., of our report dated September 16, 1994 (October 14, 1994 as to Note N), on Ferrellgas, Inc. (which expressed an unqualified opinion and included an explanatory paragraph concerning an uncertainty involving an income tax matter), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated September 16, 1994 (October 14, 1994 as to Note N) relating to the financial statement schedules appearing elsewhere in this Registration Statement.

     We also consent to the use in this Amendment No. 1 to Registration Statement No. 33-55185 of 2,400,000 Common Units related to limited partner interests in Ferrellgas Partners, L.P., of our report dated September 16, 1994 (October 14, 1994 as to Note O) on Ferrellgas Partners, L.P., appearing in the Prospectus, which is part of this Registration Statement and of our report dated September 16, 1994 (October 14, 1994 as to Note O) relating to the financial statement schedules appearing elsewhere in this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
Kansas City, Missouri
November 11, 1994